FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
2013 FIRST QUARTER RESULTS AND ANNOUNCES
SECOND QUARTER 2013 GUIDANCE
Cudahy, WI - May 1, 2013 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, today reported financial results for the three months ended March 31, 2013.
Roadrunner's summary financial results for the three months ended March 31 are highlighted below. First quarter 2013 net income available to common stockholders increased 33.4% over the prior year quarter to $10.6 million. Roadrunner's diluted income per share of $0.29 represents an increase of 16.0% from the first quarter 2012 diluted income per share of $0.25. The impact on diluted income per share from Roadrunner's December 2012 stock offering of 3.9 million shares was $0.03 per share. Excluding the impact of the December 2012 stock offering, Roadrunner's diluted income per share would have increased $0.07 per share over the first quarter 2012, an increase of 28.0%.

	Three Months Ended
(In thousands, except per share data)	March 31,
	2013	2012
Total revenues	$299,380	$236,574
Net revenues (total revenues less purchased transportation costs)	$93,038	$69,543
Depreciation and amortization	3,355	1,960
Other operating expenses	70,546	52,805
Acquisition transaction expenses	—	138
Operating income	$19,137	$14,640
Net income available to common stockholders	10,582	7,931
Weighted average diluted shares outstanding	36,743	32,129
Diluted income per share available to common stockholders	$0.29	$0.25

2013 First Quarter Results
In discussing the company's first quarter performance, Mark DiBlasi, President and CEO of Roadrunner, said,
“We achieved record revenues and operating income in the first quarter of 2013. These records were achieved in the lowest seasonal quarter of the year and in a quarter with fewer business days than normal. Strong performance across all of our business segments generated first quarter revenue growth of 26.5% and net revenue growth of 33.8%. Due to sales and operational initiatives, our operating income growth of 30.7% outpaced revenue. Our operating ratio improved 20 basis points to 93.6%, compared to 93.8% in the first quarter of 2012, despite additional costs incurred for service initiatives implemented in our LTL segment due to adverse weather conditions. Additional costs incurred in our LTL segment for the weather-related service initiatives negatively impacted our first quarter diluted earnings per share by approximately $0.02.
“Our LTL operating ratio improved sequentially to 93.2% in the first quarter of 2013 from 94.9% in the fourth quarter of 2012. Our continued initiatives to expand into new geographic regions, build density, improve pricing, and enhance productivity, as well as the addition of Expedited Freight Systems (EFS) in August

2012, resulted in a net revenue margin improvement from 25.8% in the first quarter of 2012 to 28.5% in the first quarter of 2013. We are pleased with the first quarter operating ratio, despite experiencing load inefficiencies due to the inclement weather.
“Our continued performance initiatives led to our TL operating ratio improving to 93.4% in the first quarter of 2013 from 94.2% in the first quarter of 2012. TL revenues grew by $48.5 million, or 49.5%, from the prior year quarter. Incremental revenues from our 2012 acquisitions accounted for $42.4 million of the increase, with the remaining $6.1 million representing organic growth of 6.2%. The positive impact of the acquisitions and operating leverage associated with our revenue growth led to a 70.8% increase in our TL operating income quarter-over-quarter.
“TMS revenue grew $0.8 million, or 3.7%, in the first quarter of 2013 from the prior year quarter. Organic growth, pricing, and our late February 2012 acquisition of Capital Transportation Logistics accounted for the 3.7% increase. The operating leverage associated with this growth led to a 5.0% increase in TMS operating income quarter-over-quarter. Our TMS operating ratio improved to 89.2% compared to 89.3% in the first quarter of 2012."
2013 Second Quarter Guidance
In commenting on guidance for the second quarter of 2013, Peter Armbruster, CFO of Roadrunner, said, “We anticipate our revenues for the second quarter to be in the range of $315 million to $340 million, representing an increase of 20% to 30% from the second quarter of 2012. Further, we expect diluted income per share available to common stockholders to be between $0.35 and $0.38, compared to diluted income per share available to common stockholders of $0.32 in the prior year quarter. Our diluted per share guidance represents an increase of 9% to 19% from the second quarter of 2012 diluted income per share of $0.32. The impact on diluted income per share from our December 2012 stock offering of 3.9 million shares will be approximately $0.04 between years. Excluding the impact of the December 2012 stock offering, our guidance would have increased $0.07 to $0.10 per share over the second quarter 2012, an increase of 22% to 31%.
2013 First Quarter Segment Information
Roadrunner has three operating segments: less-than-truckload (LTL), truckload and logistics (TL), and transportation management solutions (TMS). The following highlights exclude intercompany eliminations and corporate expenses.
LTL revenues, including fuel, increased 11.5% to $132.7 million for the first quarter of 2013 from $119.0 million for the first quarter of 2012. LTL net revenues for the first quarter of 2013 were $37.8 million, or 28.5% of LTL revenues, compared to $30.7 million, or 25.8% of LTL revenues, for the first quarter of 2012. LTL operating income was $9.0 million, or 6.8% of LTL revenues, for the first quarter of 2013 compared to $8.5 million, or 7.1% of LTL revenues, for the first quarter of 2012.

Summary LTL operating statistics for the three months ended March 31 are shown below.

	Three Months Ended March 31,
	2013	2012	% Change
Operating ratio	93.2	92.9
Tonnage (in thousands of tons)	370.1	316.1	17.1%
Shipments (in thousands)	572.0	486.9	17.5%
Revenue per hundredweight (incl. fuel)	$17.93	$18.82	(4.7%)
Revenue per hundredweight (excl. fuel)	$14.63	$15.37	(4.8%)
Weight per shipment (lbs.)	1,294	1,298	(0.3%)
Linehaul cost per mile (excl. fuel)	$1.24	$1.24	0.0%

Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with Roadrunner's revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment. Operating statistics include EFS beginning as of the date of acquisition, August 10, 2012.

TL revenues increased 49.5% to $146.5 million for the first quarter of 2013 from $98.0 million for the first quarter of 2012. The improvement was primarily due to increases in market pricing and load growth, increased utilization of Roadrunner's TL brokerage agent network, and the acquisitions of D&E Transport, CTW Transport, R&M/Sortino, Central Cal, A&A and DCT. For the first quarter, these acquisitions collectively contributed incremental TL revenues of $42.4 million. Overall, TL net revenues for the first quarter of 2013 were $49.0 million, or 33.5% of TL revenues, compared to $33.1 million, or 33.8% of TL revenues, for the first quarter of 2012. TL operating income was $9.7 million, or 6.6% of TL revenues, for the first quarter of 2013 compared to $5.7 million, or 5.8% of TL revenues, for the first quarter of 2012.
TMS revenues for the first quarter of 2013 increased 3.7% to $21.4 million from $20.7 million for the first quarter of 2012. TMS net revenues for the first quarter of 2013 were $6.2 million, or 28.9% of TMS revenues, compared to $5.7 million, or 27.7% of TMS revenues, for the first quarter of 2012. TMS revenue growth during the quarter was primarily attributable to new and existing customer growth and the acquisition of Capital Transportation Logistics. TMS operating income was $2.3 million, or 10.8% of TMS revenues, for the first quarter of 2013, compared to $2.2 million, or 10.7% of TMS revenues, for the first quarter of 2012.
Conference Call
A conference call is scheduled for Wednesday, May 1, 2013 at 4:30 p.m. Eastern Time. To access the conference call, please dial 866-318-8618 (U.S.) or 617-399-5137 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 37507154. The conference call will also be available via live webcast under the Investor Relations section of Roadrunner's website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through May 8, 2013, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 22844511. An archived version of the webcast will also be available under the Investor Relations section of Roadrunner's website, www.rrts.com.

About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions, and domestic and international air. For more information, please visit Roadrunner's website, www.rrts.com.
Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance, including statements regarding Roadrunner's performance, Roadrunner's sales and operational initiatives; the impact of adverse weather conditions and Roadrunner's weather-related service initiatives; Roadrunner's initiatives to expand into new geographic regions, build density, improve pricing, and enhance productivity; the impact of Roadrunner's December 2012 stock offering; the impact of Roadrunner's acquisitions; and Roadrunner's expected revenues and diluted earnings per share available to common stockholders for the second quarter of 2013. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, Roadrunner's dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.
(Tables Follow)

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2013	2012
Revenues	$299,380	$236,574
Operating expenses:
Purchased transportation costs	206,342	167,031
Personnel and related benefits	34,856	26,733
Other operating expenses	35,690	26,072
Depreciation and amortization	3,355	1,960
Acquisition transaction expenses	—	138
Total operating expenses	280,243	221,934
Operating income	19,137	14,640
Interest expense:
Interest on long-term debt	1,875	1,798
Dividends on preferred stock subject to mandatory redemption	—	49
Total interest expense	1,875	1,847
Income before provision for income taxes	17,262	12,793
Provision for income taxes	6,680	4,862
Net income available to common stockholders	$10,582	$7,931
Earnings per share available to common stockholders:
Basic	$0.30	$0.26
Diluted	$0.29	$0.25
Weighted average common stock outstanding:
Basic	34,990	30,742
Diluted	36,743	32,129

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$16,164	$11,908
Accounts receivable, net of allowances of $1,229 and $1,476, respectively	139,082	122,947
Deferred income taxes	3,595	3,800
Prepaid expenses and other current assets	24,006	26,461
Total current assets	182,847	165,116
Property and equipment, net of accumulated depreciation of $22,576 and $20,108, respectively	74,211	68,576
Other assets:
Goodwill	441,667	442,143
Intangible assets, net	13,059	12,710
Other noncurrent assets	11,906	12,263
Total other assets	466,632	467,116
Total assets	$723,690	$700,808
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$17,000	$17,000
Accounts payable	59,879	54,887
Accrued expenses and other liabilities	26,814	29,132
Total current liabilities	103,693	101,019
Long-term debt, net of current maturities	140,250	144,500
Other long-term liabilities	67,520	63,210
Total liabilities	311,463	308,729
Stockholders’ investment:
Common stock $.01 par value; 100,000 shares authorized; 35,427 and 34,371 shares issued and outstanding	354	344
Additional paid-in capital	334,590	325,034
Retained earnings	77,283	66,701
Total stockholders’ investment	412,227	392,079
Total liabilities and stockholders’ investment	$723,690	$700,808

Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com